                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  Confidential,  for  Use of the  Commission  Only  (as  permitted  by Rule
     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             LINCOLN SNACKS COMPANY
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         Common Stock, $0.01 par value

         (2) Aggregate number of securities to which transaction applies:

         1,400,486 shares of Common Stock

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $3.50 per share, based on merger consideration

         (4) Proposed maximum aggregate value of transaction:

         $4,901,701

         (5) Total fee paid:

         $980.34

[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2)  and  identify  the  filing  for  which the  offsetting  fee was paid previously.  Identify the previous filing by registration  statement  number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         $793.93

         (2) Form, Schedule or Registration Statement No.:

         Schedule 14A

         (3) Filing Party:

         Lincoln Snacks Company

         (4) Date Filed:

         August 6, 2001

                                PRELIMINARY COPY

                     [LETTERHEAD OF LINCOLN SNACKS COMPANY]

                              September [___], 2001

Dear Stockholders:

         With the unanimous approval of our board of directors, including all of our directors who are not  affiliated  with Brynwood  Partners III L.P., we have entered  into a  definitive  Agreement  and Plan of Merger  pursuant to which we would be acquired by Lincoln Snacks Acquisition Corp., a wholly owned subsidiary of Brynwood.  Under the Merger Agreement,  each share of our common stock (other than the common stock owned by Brynwood and shares the holders of which exercise appraisal  rights  under  Delaware  law)  would be  converted  into the right to receive $3.50 in cash.  Following the merger,  Lincoln  Snacks would be a wholly owned subsidiary of Brynwood.  If the merger occurs,  you would receive cash and would have no continuing interest in Lincoln Snacks.

         For the  Merger  Agreement  to be  approved  by our  stockholders,  the holders of at least a majority of our outstanding  common stock must approve it.
We have scheduled a special meeting on October [___], 2001 to take this vote.
Your vote is very important.  However,  Brynwood, which owns approximately 89.8%
of our common stock,  has indicated  that it intends to vote its shares in favor of the Merger Agreement,  and its vote alone is sufficient to approve the Merger
Agreement under Delaware law.

         Whether or not you plan on attending the special  meeting,  please take the time to vote by completing  the enclosed  proxy card and mailing it to us. A postage paid  envelope is provided for returning  your proxy.  You may also cast your vote by telephone by following  the  instructions  on the enclosed  form of proxy. If you sign,  date and return your proxy card without  indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement.  If you fail to return  your card and do not vote by  telephone  or at the  meeting, your action will have the same effect as voting AGAINST the merger.

         Only  stockholders  of record as of the close of business on August 17,
2001 are entitled to vote at the special  meeting.  The date,  time and place of the special meeting are as follows:

                     [_______________], October [___], 2001
                                   10:00 A.M.
                             Lincoln Snacks Company
                               30 Buxton Farm Road
                           Stamford, Connecticut 06905

         Your board of directors and the Special Committee appointed to evaluate the proposed merger,  including each of the directors who is not an affiliate of
Brynwood, has unanimously determined that the merger is in the best interests of
Lincoln Snacks and its  stockholders  and is fair to the stockholders of Lincoln
Snacks who are not affiliates of Brynwood. The board unanimously recommends that you vote FOR the approval of the Merger Agreement.  Lincoln Snacks' stockholders should be aware  that,  in  determining  to approve  the Merger  Agreement,  the directors of Lincoln Snacks had certain potentially conflicting interests.  Some of these  potentially  conflicting  interests could have influenced the board of directors'  approval of the Merger Agreement and its recommendation that Lincoln
Snacks'  stockholders  vote to approve  the  Merger  Agreement.  See  "SUMMARY -
Interests of Certain Persons in the Merger" and "INTERESTS OF CERTAIN PERSONS IN
THE MERGER."

         The attached  Proxy  Statement  provides you with detailed  information about the proposed  merger.  Before you vote, we encourage you to read carefully the entire  Proxy  Statement,  including  the  documents  attached  to the Proxy
Statement.

         On behalf of your board of directors,  we thank you for your  continued
support and again we urge you to vote FOR the approval of the Merger Agreement.

                                                     Sincerely,

                                                     Hendrik J. Hartong III
                                                     President

                                       -2-

                                PRELIMINARY COPY

                             LINCOLN SNACKS COMPANY
                              30 BUXTON FARMS ROAD
                           STAMFORD, CONNECTICUT 06905

                                 (203) 329-4545

          NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                               October [___], 2001

         NOTICE IS  HEREBY  GIVEN  that a Special  Meeting  of  Stockholders  of
Lincoln Snacks Company will be held on  [_______________],  October [___], 2001, at 10:00 A.M. at the offices of Lincoln Snacks Company located at 30 Buxton Farm
Road, Stamford, Connecticut 06905, for the following purposes:

               1.   to consider and vote on a proposal to approve the  Agreement and  Plan of  Merger,  dated as of  August  2,  2001,  among
                    Lincoln Snacks Company, Lincoln Snacks Acquisition Corp. and
                    Brynwood Partners III L.P.,  pursuant to which each share of common  stock of  Lincoln  Snacks  (other  than  shares  the holders of which have exercised  appraisal  rights under the
                    Delaware  General   Corporation  Law  and  shares  owned  by
                    Brynwood) would be converted into the right to receive $3.50 in cash; and

               2.   to transact such other  business as may properly come before the  Special  Meeting  or any  adjournment  or  adjournments thereof.

         A copy of the  Merger  Agreement  is set forth in ANNEX A to this Proxy
Statement.

         The board of directors  of Lincoln  Snacks has fixed August 17, 2001 as the record date for determination of stockholders  entitled to notice of, and to vote at, the Special  Meeting.  Accordingly,  only  holders of record of Lincoln
Snacks'  common  stock at the close of business on that date will be entitled to notice of, and to vote at, the Special Meeting.

         Approval of the Merger  Agreement  requires the affirmative vote of the holders of a majority of the  outstanding  common stock of Lincoln  Snacks as of the record date.  As of the record date,  Brynwood  owned  7,695,479  shares (or
89.8%) of Lincoln  Snacks' common stock. As a result,  the  affirmative  vote of
Brynwood alone will be sufficient to approve the Merger Agreement.

                                         By Order of the Board of Directors of

                                         LINCOLN SNACKS COMPANY

                                         Hendrik J. Hartong III
                                         President

Stamford, Connecticut
September [___], 2001

         Neither the Securities and Exchange Commission nor any state securities commission has: approved or disapproved of the merger; passed upon the merits or fairness  of the  merger;  or  passed  upon  the  adequacy  or  accuracy  of the disclosure  in this Proxy  Statement.  Any  representation  to the contrary is a criminal offense.

IMPORTANT:  To ensure  that  your  shares  will be  represented  at the  Special
Meeting,  you are  requested to complete,  sign,  date and return as promptly as possible the enclosed proxy in the envelope provided,  which requires no postage if mailed in the United States.  You may also vote by telephone by following the instructions  on the enclosed form of proxy.  If you attend the meeting and wish to vote in person,  your  proxy  will be  returned  to you at the  meeting  upon request to the Secretary of the meeting.

                                       -2-

                                TABLE OF CONTENTS

   Background and Reasons for the Merger; Recommendation of the Lincoln

                                       -i-

ANNEX A      Agreement and Plan of Merger
ANNEX B      Opinion of BNY Capital Markets, Inc.
ANNEX C      Lincoln  Snacks Company Annual Report on Form 10-K for the fiscal year ended June 30, 2000
ANNEX D      Lincoln  Snacks  Company  Quarterly  Report on Form 10-Q for the
             quarter ended March 31, 2001
ANNEX E      Section 262 of the Delaware General Corporation Law

                                      -ii-

                        SUMMARY AND TRANSACTION OVERVIEW

                               SUMMARY TERM SHEET

Q:       When is the stockholder meeting?

A:       October [___],  2001 at 10:00 A.M. at the offices of Lincoln Snacks,
30 Buxton Farm Road, Stamford Connecticut 06905.

Q:       What will be voted on at the stockholder meeting:

A:       We will be voting on a  proposal  to approve  the  Merger  Agreement among  Lincoln  Snacks,  Brynwood  and  Lincoln  Acquisition.  See "THE  SPECIAL
MEETING."

Q:       What will the  stockholders  of Lincoln Snacks receive if the merger becomes effective?

A:       If the merger becomes effective:

          o    the  stockholders of Lincoln Snacks other than  stockholders  who properly  exercise  appraisal rights under Delaware law and other than  Brynwood  would  receive  $3.50 in cash  for each  share of
               Lincoln   Snacks   they  own  (see  "The   Merger   Agreement   -
               Consideration");

          o    the   stockholders  of  Lincoln  Snacks  who  properly   exercise
               appraisal  rights under Delaware law would be entitled to receive the "fair value" of their shares  determined in  accordance  with
               Delaware law (see "Appraisal Rights"); and

          o    Brynwood  would  own 100% of the stock of  Lincoln  Snacks as the company  surviving the merger (see "SPECIAL  FACTORS - Background and Reasons for the Merger; Recommendation of the Lincoln Snacks'
               Board - Recommendation  of the Special Committee and the Board of
               Directors").

Q:       What vote of stockholders is required to approve the Merger Agreement?

A:       The Merger Agreement  requires approval by the holders of a majority of the outstanding shares of Lincoln Snacks' common stock. Since approval of the
Merger  Agreement  requires  the  affirmative  vote of a majority  of the shares entitled  to vote rather than a  percentage  of the votes cast,  failure to vote will  have the  effect  of a vote  AGAINST  approval  of the  Merger  Agreement.
Brynwood  as the owner of 89.8% of the common  stock of  Lincoln  Snacks has the power, acting alone, to approve the Merger Agreement. See "THE SPECIAL MEETING -
Proxies and Voting" and  "SECURITY  OWNERSHIP OF CERTAIN  BENEFICIAL  OWNERS AND
MANAGEMENT."

Q:       What should stockholders do now?

A:       After  carefully  reading  the  information  provided  in this Proxy
Statement,  you  should  complete,  sign,  date and mail your  proxy card in the enclosed  return  envelope  as  soon as  possible  so that  your  shares  may be represented at the Special Meeting.  If you prefer to vote by telephone,  please follow the  instructions  on the enclosed form of proxy. In order to assure that
your  shares  are   represented,   please  give  your  proxy  by  following  the
instructions on your proxy card even if you currently plan to attend the Special
Meeting in person.  The Board of Directors of Lincoln Snacks recommends that you vote FOR approval of the Merger  Agreement.  See "THE SPECIAL  MEETING - Proxies
and Voting."

                                      -1-

Q:       Can I vote by telephone or over the internet?

A:       While we have made provision for you to vote by telephone,  there is no provision  for you to vote over the internet.  If you wish to vote,  you must return your proxy card,  follow the instructions on the proxy card for voting by telephone or attend the Special Meeting and vote in person.

Q:       What do I do if I want to change my vote?

A:       Just send in a later-dated, signed proxy card to our Secretary at 30
Buxton Farm Road, Stamford,  Connecticut 06905 so that it reaches her before the
Special  Meeting.  If you  have  voted  by  telephone,  you  should  follow  the instructions  on the  enclosed  form of proxy to change  your  vote.  Or you can attend the Special Meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to our Secretary. If you have instructed a broker to vote your  shares,  you must follow  instructions  from your broker to change your instructions. See "THE SPECIAL MEETING - Proxies and Voting."

Q:       If my shares are held in "street name" by my broker,  will my broker vote my shares for me?

A:       If you do not provide your broker with  instructions  on how to vote your "street name" shares, your broker will not be permitted to vote them on the proposal  to approve  the Merger  Agreement.  You  should  therefore  be sure to provide your broker with  instructions on how to vote your shares. If you do not give voting  instructions  to your broker,  you will in effect be voting against approval of the Merger Agreement.

Q:       Should I send in my share certificates now?

A:       No. A letter  of  transmittal  for use in  surrendering  your  share certificates  and obtaining  payment for the shares will be sent to you promptly after the  merger is  completed.  See "The  Merger  Agreement  -  Conversion  of
Certificates."

Q:       Do I have appraisal rights?

A:       If you so choose,  you are entitled to exercise  appraisal rights in connection  with the merger.  To exercise  appraisal  rights,  you would need to follow  carefully  the  procedures  prescribed  by  the  Delaware  statute.  See
"Appraisal Rights" and ANNEX E.

Q:       When will the merger be completed?

A:       We are  working  toward  completing  the  transaction  as quickly as possible.  We expect to  complete  the merger  promptly  following  the  Special
Meeting.

Q:       How will I be taxed on the transaction?

A:       Your receipt of cash in exchange for your shares of Lincoln  Snacks'
common stock will be a taxable  transaction for United States federal income tax purposes.  You generally  will  recognize gain or loss in an amount equal to the difference between (1) the cash you receive and (2) your tax basis in the shares of  Lincoln  Snacks'  common  stock  you  surrender.  The gain or loss will be a capital gain or loss if you hold your shares of Lincoln  Snacks' common stock as a capital asset. See "Material Federal Income Tax Consequences."

                                      -2-

Q:       Who do I call if I need additional materials or assistance in voting my shares or if I have questions about the merger?

A:       Joanne W. Prier,  Secretary of Lincoln Snacks at (203) 329-4545. See
"WHERE YOU CAN FIND MORE INFORMATION."

                                      -3-

                                     SUMMARY

         The following is a brief summary of the material  information  relating to the  Merger  Agreement  and the  merger  contained  elsewhere  in this  Proxy
Statement.  This  summary  is not  intended  to be a  summary  of  all  material information relating to the merger and is qualified in its entirety by reference to the more detailed  information  contained  elsewhere in this Proxy Statement, including the Annexes hereto and in the documents  incorporated  by reference in this Proxy  Statement.  A copy of the Merger Agreement is attached as ANNEX A to this  Proxy  Statement  and  reference  is made to the  Merger  Agreement  for a complete description of the terms of the merger.

Parties to the Merger

         Lincoln Snacks

         Lincoln  Snacks  Company  is  a  Delaware   corporation  which  engages
principally in the manufacture,  distribution  and sale of prepopped  carmelized popcorn.  Lincoln Snacks'  products include  Poppycock(R),  Fiddle Faddle(R) and
Screaming Yellow Zonkers(R).

         Brynwood and Lincoln Acquisition

         Brynwood  Partners III L.P. is a privately held investment  partnership which  currently owns 89.8% of the  outstanding  common stock of Lincoln Snacks.
Lincoln Snacks  Acquisition Corp. is a wholly owned subsidiary of Brynwood which was organized  for the purpose of  accomplishing  the merger.  After the merger,
Lincoln  Snacks  will be a wholly  owned  subsidiary  of  Brynwood.  The current stockholders  of Lincoln  Snacks  other than  Brynwood  will have no  continuing ownership in Lincoln Snacks after the merger.  Following the merger,  Brynwood's interest in the net book value and net earnings of Lincoln Snacks would be 100%.
See the financial  statements of Lincoln Snacks  included in Annex C and Annex D hereto.

Special Meeting; Record Date

         The Special Meeting will be held on  [_______________],  October [___],
2001 at 10:00  A.M.  at the  offices  of Lincoln  Snacks,  30 Buxton  Farm Road,
Stamford,  Connecticut  06905,  for the purpose of considering and voting on the proposal to approve the Merger Agreement.

         The  board of  directors  of  Lincoln  Snacks  has  fixed  the close of business  on August 17,  2001 as the record  date for  determining  stockholders entitled  to notice of, and to vote at, the  Special  Meeting.  As of the record date,  there were  8,572,565  shares of Lincoln  Snacks' common stock issued and outstanding  and entitled to be voted at the Special  Meeting.  Of these shares,
Brynwood  owns  7,695,479  (or 89.8%).  See "THE  SPECIAL  MEETING - Proxies and
Voting" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.'

The Merger; Exchange Price

         Under the terms of the  Merger  Agreement,  Lincoln  Acquisition  would merge with and into  Lincoln  Snacks.  Upon  consummation  of the  Merger,  each outstanding share of Lincoln Snacks' common stock (other than shares the holders of which have exercised  appraisal rights under Delaware law and shares owned by
Brynwood)  would  be  converted  into  the  right  to  receive  $3.50  in  cash.
Stockholders  of Lincoln Snacks prior to the merger (other than Brynwood)  would retain no continuing  interest in Lincoln Snacks after completion of the merger.
See "The MERGER AGREEMENT - Consideration."

                                      -4-

Vote Required

         Under  Delaware  law,  approval of the Merger  Agreement  requires  the affirmative  vote of a majority  of the  outstanding  shares of Lincoln  Snacks'
common stock as of the record date.

         Brynwood  owned,  as of the record date, and is entitled to vote at the
Special  Meeting,  7,695,479  shares of  Lincoln  Snacks'  common  stock,  which represents  89.8% of the Lincoln  Snacks'  common stock  entitled to vote at the
Special Meeting. Brynwood has indicated that it will vote its shares in favor of approval  of the Merger  Agreement.  As a result,  the  proposal  to approve the
Merger  Agreement  will be approved  without  regard to how any  stockholder  of
Lincoln  Snacks other than Brynwood  votes.  See "SECURITY  OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT."

         A failure to vote, either by not returning the enclosed proxy or voting by telephone or by checking the "ABSTAIN"  box on the proxy,  will have the same effect as a vote AGAINST approval of the Merger Agreement.

Effective Time

         Subject to the terms of the Merger Agreement regarding termination, the effective  time  of the  merger  will  be  the  time  of  filing  all  necessary documentation,  together  with  any  required  related  certificates,  with  the
Secretary  of State of  Delaware  (or such  later  date as is set  forth in such documentation).  The merger will take place as soon as practicable following the satisfaction  or waiver of all  conditions  specified  in the Merger  Agreement.
Lincoln Snacks, Brynwood and Lincoln Acquisition anticipate that the merger will become  effective  promptly  following  approval of the Merger  Agreement at the
Special Meeting.

Recommendation of Lincoln Snacks' Board of Directors

         Your board of directors and the Special Committee appointed to evaluate the proposed merger, including each of the directors who is not an affiliate of
Brynwood, has unanimously determined that the merger is in the best interests of
Lincoln Snacks and its stockholders and is fair to the stockholders of Lincoln
Snacks who are not affiliates of Brynwood. See "SPECIAL FACTORS - Background and
Reasons for the Merger; Recommendation of the Lincoln Snacks' Board." Lincoln
Snacks' stockholders should be aware that, in determining to approve the Merger
Agreement, the directors of Lincoln Snacks had certain potentially conflicting interests. Some of these potentially conflicting interests could have influenced the board of directors' approval of the Merger Agreement and its recommendation that the stockholders of Lincoln Snacks vote to approve the Merger Agreement.
See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

Opinion of Financial Advisor

         At the August 1, 2001, meeting of the special committee of the Board of
Directors of Lincoln Snacks appointed to evaluate the merger and the immediately following  meeting of the board of  directors  of Lincoln  Snacks,  BNY  Capital
Markets,  Inc.  delivered its opinion to the effect that, as of the date of such opinion,  the merger  contemplated  by the  Merger  Agreement  was fair,  from a financial  point of view,  to the  stockholders  of  Lincoln  Snacks  other than
Brynwood. See "SPECIAL FACTORS - Opinion of Financial Advisor."

Appraisal Rights

         Under  Delaware  law, a stockholder  owning  shares of Lincoln  Snacks'
common stock is entitled to exercise  appraisal  rights and to receive cash from
Lincoln  Snacks as the company  surviving  the merger equal to the fair value of such  stockholder's  shares of Lincoln  Snacks'  common stock as  determined  in accordance with Delaware law. See "APPRAISAL RIGHTS."

                                      -5-

Interests of Certain Persons in the Merger

         Stockholders  of Lincoln  Snacks should be aware that the directors and executive  officers  of Lincoln  Snacks  have  interests  in the merger that are different from, and possibly conflicting with, the interests of the stockholders of Lincoln Snacks generally. These possibly conflicting interests include:

          o    Brynwood  has  agreed to cause  Lincoln  Snacks as the  surviving company to honor  Lincoln  Snacks'  obligations  to indemnify and advance expenses to Lincoln Snacks' present and former directors, officers and employees.

          o    Certain  directors and executive  officers of Lincoln Snacks will continue to hold options which are or will become  exercisable in accordance  with their  terms.  Accordingly,  the  directors  and executive  officers  of  Lincoln  Snacks  will  have the right to acquire an equity interest in Lincoln Snacks after the merger.

          o    Hendrik J.  Hartong,  Jr. and John T. Gray are general  partners, and Ian B.  MacTaggart is an employee,  of the general partner of
               Brynwood.  As  such,  they  may be  deemed  to have a  continuing interest in Lincoln Snacks after the merger.

         See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

Selected Financial Data

         The following table sets forth certain selected  financial  information for Lincoln Snacks for the fiscal years ended June 30, 1996,  1997,  1998,  1999 and 2000 and for the nine months ended March 31, 2000 and 2001. The  information should be read in conjunction  with the financial  statements of Lincoln Snacks, including the respective  notes thereto,  and the other  documents  incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

                                      -6-

                                       Lincoln Snacks Company

                                       Selected Financial Data
                                (In thousands, except per share data)

                      12 Months    12 Months   12 Months   12 Months   12 Months      9 Months   9 Months
                        Ended        Ended       Ended       Ended       Ended          Ended      Ended
                       June 30,     June 30,    June 30,    June 30,    June 30,      March 31,  March 31,
                         1996         1997        1998        1999        2000          2000       2001
Statement of                                  (audited)                                  (unaudited)
Operations Data:
Net sales             $23,846      $23,102    $24,278      $27,081      $29,703       $23,729    $29,932
                                                   (1)          (1)
Gross profit            6,621        7,576      8,872        9,167       11,174         9,028     13,140
                                                   (1)          (1)
Income (loss) from        897        1,609      1,668       (1,412)       1,041           963      1,960
operations                                      (2)(3)       (4)(5)
Net income (loss)         511        1,443      1,667       (1,378)       1,072           944      2,053
                                                (2)(3)       (4)(5)
Basic net income
(loss) per common
share                 $  0.08      $  0.23    $  0.26      $ (0.22)     $  0.17       $  0.15    $  0.32
Diluted net income
(loss) per common
share                    0.08         0.23       0.26        (0.22)        0.14          0.12       0.22
Weighted average
number of shares
outstanding
Basic                   6,335        6,332      6,332        6,332        6,332         6,332      6,332
Diluted                 6,335        6,332      6,342        6,332        9,987         9,988     10,119

                       June 30,     June 30,    June 30,    June 30,    June 30,      March 31,  March 31,
                         1996         1997        1998        1999        2000          2000       2001

Balance Sheet Data:                           (audited)                                    (unaudited)
Working capital
(deficit)             $  (237)     $ 2,042    $ 3,500      $ 8,356      $ 9,269       $ 9,273    $11,426
Total assets           13,979       13,290     16,073       19,753       20,901        20,901     23,522
Total long term           309          ---        ---        5,000        5,000         5,000      5,000
debt
Stockholders'           8,506        9,949     11,616       10,238       11,310        11,183     13,387
equity

(1)      The Planters  Distribution  Agreement  was  terminated  on December 31,
         1997.  The  financial  impact of the  termination  of the  Agreement on fiscal 1998 and fiscal  1999 versus  fiscal 1996 and fiscal 1997 was an increase in revenue  and gross  profit  which were offset by  increased selling,  distribution  and  marketing  costs.  Reference  is  made  to
         Management's Discussion and Analysis of Financial Condition and Results
         of  Operations  in Lincoln  Snacks'  Annual Report on Form 10-K for the
         fiscal year ended June 30,  2000,  a copy of which is attached as ANNEX
         C.

(2)      Amount includes a non-recurring  charge of $484,000 (or $.08 per share)
         which represents  severance and other  compensation costs in connection with  the  resignation  of the  Company's  former  Chairman  and  Chief
         Executive Officer. All amounts were paid as of June 30, 1998.

                                      -7-

(3)      Amount  includes Net Planters Other Income of $1.4 million (or $.22 per share) which  represents  Planters  compensation of $1.9 million to the
         Company for failing to achieve certain sales levels during the calendar
         year  ended   December   31,  1997  which  was   partially   offset  by
         approximately  $.5 million in  non-recurring  charges  associated  with initial efforts to rebuild the Fiddle Faddle brand.

(4)      Amount includes a non-recurring  charge of $287,000 (or $.05 per share)
         which represents  $177,000 of severance related to the Company's former
         President and Chief Operating Officer, $50,000 of costs incurred during the  relocation  of the  Company's  new Chief  Executive  Officer,  and
         $60,000 of severance related to former employees. All amounts were paid as of June 30, 1999.

(5)      Amount  includes a non-cash  write down of $590,000 (or $.09 per share)
         of nut division assets.

                                      -8-

                                  INTRODUCTION

         The board of  directors  of  Lincoln  Snacks is  providing  this  Proxy
Statement to the  stockholders  of Lincoln  Snacks for the purpose of soliciting proxies to be voted at the Special Meeting of Lincoln Snacks' stockholders being held to vote on the proposal to approve the Merger Agreement.  Information about the Special Meeting is set forth under "THE SPECIAL MEETING."

         This Proxy Statement and the accompanying form of proxy are first being sent to the stockholders of Lincoln Snacks on or aboutSeptember [___], 2001. The principal  executive  offices  of  Lincoln  Snacks  are at 30 Buxton  Farm Road,
Stamford, Connecticut 06905, and its telephone number is (203) 329-4545.

                                 SPECIAL FACTORS

Background and Reasons for the Merger; Recommendation of the Lincoln Snacks' Board

         Background

         Brynwood is a private  investment  partnership  which was  organized in
1996. In 1998,  Brynwood made its initial  investment in Lincoln  Snacks when it purchased the stock then owned by Lincoln Snacks' largest  stockholder,  thereby becoming the controlling stockholder of Lincoln Snacks. Thereafter, through open market and negotiated purchases and the conversion of a portion of a Convertible
Subordinated  Debenture,  Brynwood  increased its  ownership of Lincoln  Snacks.
These purchases  included  purchases made from Lincoln Snacks'  stockholders who contacted Brynwood directly  soliciting  Brynwood to buy their shares. As of the date hereof,  Brynwood  owns 89.8% of the  outstanding  Lincoln  Snacks'  common stock.

         Over time, Brynwood examined various options relating to its investment in Lincoln  Snacks,  including the  possibility  of selling  Lincoln Snacks to a third party and the  acquisition  by  Brynwood of the portion of Lincoln  Snacks which it did not already own.  Brynwood had  indicated to the board of directors of Lincoln  Snacks that it would,  as promptly as  practicable  consistent  with
Delaware law, like to be the sole  stockholder of Lincoln  Snacks.  Mr. Hartong,
Jr. and Mr. Gray,  as the general  partners of the general  partner of Brynwood, negotiated the terms of the Merger Agreement and the  transactions  contemplated by it on behalf of Brynwood.

         In December  2000, the President of Lincoln Snacks was approached on an unsolicited  basis by a  representative  of a company  indicating an interest in acquiring  Lincoln Snacks.  The board of directors of Lincoln Snacks was advised of this overture. Over the next several months, there were intermittent contacts among Lincoln  Snacks,  Brynwood and the  interested  company to find a mutually acceptable time to meet for further discussions. In mid-May 2001, Lincoln Snacks and the interested  company entered into a  confidentiality  agreement,  and the interested  company  conducted  preliminary  due diligence about the business of
Lincoln  Snacks.  Both Lincoln Snacks and Brynwood  believed that,  based on the relative businesses of Lincoln Snacks and the interested company, the interested company  would be willing to pay a higher  price than others who might  consider buying Lincoln Snacks.

         In early June 2001,  Lincoln Snacks told the  interested  company that, before additional due diligence would be permitted, the interested company would need to indicate its preliminary  indication of the price it might be willing to pay for Lincoln Snacks. The preliminary price indicated on a fully diluted basis was  approximately  $2.70 per share of Lincoln Snacks.  However,  the interested company also told Lincoln  Snacks and Brynwood  that the amount of goodwill that would be created if it acquired  Lincoln  Snacks might  require it to offer less than $2.70 per share, assuming it decided to make any offer. Lincoln Snacks and

                                      -9-

Brynwood  indicated that this price was inadequate,  and the other party did not respond  with an increased  price.  This marked the end of  discussions  between
Lincoln Snacks and the interested company.

         Brynwood  believed that the price indicated by the interested party was inadequate. Brynwood also believed that that party was the entity most likely to be  interested in acquiring  Lincoln  Snacks and most willing to pay the highest price that any third party  could  reasonably  be  expected to pay.  Since three years has passed since Brynwood's initial  acquisition of Lincoln Snacks' common stock,  Brynwood decided to review its options relating to Lincoln Snacks. Among the choices which were then available to Brynwood was to propose a going private transaction.  Because Brynwood was willing to propose a transaction  pursuant to which the other  stockholders would receive value greater than Brynwood believed could reasonably be expected from an unaffiliated  third party,  determined that it would be in its best  interests,  as well as the best  interests  of  Lincoln
Snacks and its other  stockholders,  for Lincoln Snacks to become a wholly owned subsidiary  of  Brynwood  with the  stockholders  of Lincoln  Snacks  other than
Brynwood receiving cash in an amount to be determined. At a meeting of the board of  directors  of Lincoln  Snacks on June 26,  2001,  a committee of the Lincoln
Snacks  board  consisting  of C. Alan  MacDonald  and  Robert  Zwartendijk,  the
independent directors of Lincoln Snacks (the "Special Committee"), was appointed for the purpose of evaluating any  recommendation  that Brynwood might make. The
Special Committee  thereafter  retained BNY Capital Markets,  Inc. to act as its financial  advisor.  The board of directors  of Lincoln  Snacks was aware of the strategic alternatives which were periodically reviewed by Brynwood with respect to its investment in Lincoln  Snacks,  including the  possibility of the sale of
Lincoln  Snacks to an  unaffiliated  third  party.  Based on the price  that the unaffiliated  interested person indicated it might be willing to pay for Lincoln
Snacks  which  Brynwood  deemed  to be  inadequate,  Brynwood  told the board of directors  of Lincoln  Snacks that it wished to become the sole  stockholder  of
Lincoln Snacks. Since the board of directors of Lincoln Snacks believed that the price  indicated  by the  interested  price was the  highest  price  which could reasonably be expected in a transaction with an unaffiliated third party and any transaction  alternative  to the proposed  merger would require the  affirmative vote of Brynwood as the owner of 89.8% of the Lincoln Snacks' common stock,  the board of directors of Lincoln Snacks and the Special Committee  determined that, under the  circumstances,  the consideration of other  alternative  transactions would not be productive.

         In early July 2001,  Brynwood  proposed  that Lincoln  Snacks  become a wholly owned  subsidiary of Brynwood  pursuant to a merger of Lincoln Snacks and
Lincoln Acquisition. Brynwood proposed that each share of Lincoln Snacks' common stock not owned by it be  converted  into the  right to  receive  $3.50 in cash.
Brynwood also  proposed that holders of options to buy shares of Lincoln  Snacks exercisable  at the  effective  time of the merger would be offered the right to surrender  such  options  and  receive a cash  payment  equal to $3.50 minus the option exercise price per share.  Any options not so surrendered or not eligible for surrender  would remain  outstanding  after the effective time of the merger and be or become  exercisable in accordance  with their terms.  The  preliminary analyses  summarized  for Mr.  MacDonald  at  this  meeting  were  substantially consistent  with the final analyses which were included in BNY Capital  Markets'
presentations to the Special Committee and the board of directors.

         Members of the Special  Committee  remained in  frequent  contact  with representatives  of BNY Capital Markets while BNY Capital Markets  performed its
analysis  of  the  proposed  merger.   Mr.   MacDonald  had  various   telephone
conversations  followed by a meeting with representatives of BNY Capital Markets on July 17,  2001 to discuss BNY Capital  Markets'  preliminary  analyses of the proposed  transaction.  BNY Capital Markets' preliminary analyses indicated that the proposed  transaction  was fair to the  stockholders of Lincoln Snacks other than  Brynwood  although  the  analysis of the premium to market value was lower than the premium paid in certain comparable  transactions.  Based on BNY Capital
Markets'  preliminary  analysis of the premium to market  value of the  proposed transaction,  the Special Committee  negotiated with Brynwood to determine if it would approve an increased price per share.  Because Brynwood  believed that the premium to market value  analysis  should not be the only one considered and the other preliminary  analyses indicated that the proposed price was fair, Brynwood indicated that it would not approve a higher

                                      -10-

price per share. On July 31, 2001, BNY Capital Markets distributed a preliminary summary of its analyses to the members of the Special Committee.

         On August 1, 2001, the Special  Committee met with  representatives  of
BNY Capital Markets. At that meeting, the representatives of BNY Capital Markets presented  a summary  of their  analyses  of the  fairness  of the merger to the stockholders  of  Lincoln  Snacks  other  than  Brynwood.  BNY  Capital  Markets delivered to the Special Committee its oral opinion  (subsequently  confirmed in writing) to the effect that the merger was fair, from a financial point of view, to the  stockholders  of  Lincoln  Snacks  other than  Brynwood.  Members of the
Special   Committee  asked   questions  of,  and  received   answers  from,  the
representatives of BNY Capital Markets.  The Special Committee voted unanimously to approve the Merger Agreement and the transactions contemplated thereby and to recommend  its approval by the board of directors  and  stockholders  of Lincoln
Snacks.

         After the meeting of the Special Committee,  the board of directors met on August 1,  2001 and,  following  a  presentation  by  representatives  of BNY
Capital Markets, received the opinion of BNY Capital Markets that the merger was fair,  from a financial  point of view, to the  stockholders  of Lincoln  Snacks other than Brynwood.

         The  board of  directors  of  Lincoln  Snacks  met on August 2, 2001 to consider  further the opinion of BNY Capital Markets and the  recommendation  of
the  Special  Committee.   The  board  of  directors  of  Lincoln  Snacks  voted
unanimously to approve the Merger  Agreement and the  transactions  contemplated thereby and to recommend approval of the Merger Agreement by the stockholders of
Lincoln Snacks.  Lincoln Snacks,  Brynwood and Lincoln Acquisition  executed the
Merger Agreement,  and Lincoln Snacks announced the proposed merger on August 3,
2001.  While all of the directors of Lincoln  Snacks  attended each of the board meetings  described and voted at them, only the members of the Special Committee attended the meetings of the Special Committee.

         Reasons for Approving the Merger

         In  determining  to approve the Merger  Agreement  and to recommend its approval by the board of  directors  and  stockholders  of Lincoln  Snacks,  the
Special Committee considered a number of factors including:

          o    the relative  illiquidity  of an  investment  in Lincoln  Snacks'
               common stock,  including the fact that,  solely  because  Lincoln
               Snacks did not have 300  stockholders  owning 100 share lots, the
               Lincoln  Snacks'  common stock was delisted from the NASDAQ Small
               Cap Market and now trades only on the NASDAQ Bulletin Board;

          o    the absence of coverage of Lincoln Snacks by securities  analysts which  the board of  directors  believed  could not be  attracted because of the size and market  value of Lincoln  Snacks'  common stock,  its share ownership  distribution and the lack of readily available public quotations for the Lincoln Snacks' common stock;

          o    the opinion it received from BNY Capital Markets and the analyses underlying such opinion;

          o    the historical  prices at which Lincoln  Snacks' common stock has traded as described  under "MARKET  INFORMATION"  compared to the price offered in the Merger Agreement;

          o    the  $3.50  per  share  provided  for  in  the  Merger  Agreement substantially  exceeds the  approximate  $2.70 per share which an independent  third party indicated it might be willing to pay for
               Lincoln Snacks;

                                      -11-

          o    the substantial  ongoing expenses incurred by Lincoln Snacks as a publicly reporting company ;

          o    the  $3.50  per  share  provided  for  in  the  Merger  Agreement substantially  exceeded  the book  value of $2.08 as of March 31,
               2001;

          o    the  trading  price per share of  Lincoln  Snacks'  common  stock during the 52-week  period  ended July 27, 2001 ranged from a low of $1.50 to a high of $3.10; and

          o    the purchase price per share paid by Brynwood for shares acquired in arms' length  transactions  during the two years preceding the
               Merger Agreement ranged from a low of $1.13 to a high of $2.25.

         Based on these  factors,  the board of directors  determined to approve the Merger  Agreement  and to  recommend  its  approval by the  stockholders  of
Lincoln Snacks.  These factors,  including the analyses performed by BNY Capital
Markets, also formed the basis for the evaluation by the Special Committee,  the board of directors, including Mr. Hartong, Jr. and Mr. Gray, and Brynwood of the fairness  of the  merger  to the  stockholders  of  Lincoln  Snacks  other  than
Brynwood.

         None of the Special  Committee,  the board of directors,  including Mr.
Hartong,  Jr. and Mr. Gray, or Brynwood  assigned any relative  weight to any of the  factors  considered.  Rather,  taking  into  account  all  of  the  factors considered,  each  determined  that the merger was fair to the  stockholders  of
Lincoln Snacks other than Brynwood.  The Special  Committee  determined that the merger  would be in the best  interests of Lincoln  Snacks and its  stockholders other  than  Brynwood  and  recommended  that it be  approved  by the  board  of directors and stockholders of Lincoln Snacks.

         Neither the Special  Committee  nor the board of  directors  sought nor received a going concern or liquidation valuation for Lincoln Snacks.

         Approval  of the Merger  Agreement  is not  structured  to require  the affirmative  vote of the  holders of a majority of the  Lincoln  Snacks'  common stock not  owned by  Brynwood.  In  addition,  a  majority  of the  non-employee directors did not retain an unaffiliated  representative to act solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the
Merger Agreement.  Notwithstanding the foregoing,  the Special Committee and the board  of  directors  believe  that  the  merger  is  procedurally  fair  to the stockholders  of Lincoln  Snacks other than  Brynwood both because of the rights afforded to them under Delaware law, including the right to seek an appraisal of their Lincoln Snacks' common stock and to access to certain  business records of
Lincoln Snacks and because of the substantial  business experience and knowledge of the snack food industry of Mr. MacDonald and Mr. Zwartendijk,  the members of the Special Committee.

         Recommendation of the Special Committee and the Board of Directors

         Your board of directors and the Special Committee appointed to evaluate the proposed merger,  including each of the directors who is not an affiliate of
Brynwood, has unanimously determined that the merger is in the best interests of
Lincoln Snacks and its  stockholders  and is fair to the stockholders of Lincoln
Snacks who are not affiliates of Brynwood.

Opinion of Financial Advisor

         At the  August  1,  2001  meeting  of the  Special  Committee  and  the immediately  following meeting of the board of directors of Lincoln Snacks,  BNY
Capital Markets  delivered its opinion (the "Opinion") to the effect that, as of the date of such opinion,  the merger  contemplated by the Merger  Agreement was fair,  from a financial  point of view, to the  stockholders  of Lincoln  Snacks other than Brynwood.

                                      -12-

         The  summary  of the  Opinion  set  forth  herein is  qualified  in its entirety  by  reference  to the  full  text of the  Opinion,  a copy of which is attached to this Proxy  Statement as ANNEX B. Holders of Lincoln  Snacks' common stock are urged to read carefully the Opinion in its entirety.

         The  Opinion  is  expressly  intended  for the  benefit  and use of the
Special  Committee  and the board of  directors  of Lincoln  Snacks and does not constitute a recommendation to the Special Committee,  the board of directors or any  holders of shares of  Lincoln  Snacks'  common  stock as to whether to vote their shares in favor of approval of the Merger  Agreement.  BNY Capital Markets was not requested to opine as to, and its opinion does not address,  the Lincoln
Snacks' underlying business decision to proceed with or effect the merger.

         In the course of  performing  its review and analyses for rendering the
Opinion, BNY Capital Markets:

          o    reviewed the Merger  Agreement,  the Notice of Annual Meeting and
               Proxy  Statement,  the form of Proxy  and the form of  Notice  to
               Stock Option Holders and Stock Option Surrender Form;

          o    reviewed  Lincoln  Snacks'  Annual  Reports  on Form 10-K for the
               fiscal years ended June 30, 1997 through 2000,  and its Quarterly
               Report on Form 10-Q for the period ended March 31, 2001;

          o    reviewed certain operating and financial  information,  including budgets and other financial and operating data concerning Lincoln
               Snacks, provided to BNY Capital Markets by management relating to
               Lincoln Snacks' business and prospects;

          o    discussed  the past and current  operations  and the prospects of
               Lincoln Snacks with senior executives of Lincoln Snacks;

          o    reviewed current and historical  market prices of Lincoln Snacks'
               common stock;

          o    reviewed   precedent   transactions   selected  for   comparative
               purposes;

          o    reviewed   publicly   available   financial  data,  stock  market
               performance data and valuation  parameters of companies which BNY
               Capital Markets selected for comparative purposes;

          o    performed a discounted cash flow analysis;

          o    reviewed   precedent   transactions   in  which  the  controlling
               shareholder acquired the remaining minority interest; and

          o    performed such other  analyses and considered  such other factors as BNY Capital Markets deemed relevant and appropriate.

         BNY  Capital  Markets  relied  upon  and  assumed  without  independent verification  the accuracy and  completeness  of all  information  about Lincoln
Snacks that BNY Capital  Markets  reviewed.  With  respect to the  budgets,  BNY
Capital Markets assumed that such budgets had been prepared on bases  reflecting the best  currently  available  estimates and judgments of the management of the
Lincoln Snacks as to expected  future  performance.  BNY Capital Markets did not assume any  responsibility  for the  information or budgets  provided to it. BNY
Capital Markets relied upon assurance of the management that they are unaware of any facts that would make the  information  or budgets  provided  to BNY Capital
Markets incomplete or misleading.  BNY Capital Markets did not perform or obtain an independent evaluation or appraisal of the assets or liabilities  (contingent or otherwise) of Lincoln Snacks,  nor was BNY Capital Markets furnished with any such appraisals.

                                      -13-

         BNY  Capital  Markets  noted that  Brynwood  owns a majority of Lincoln
Snacks'  common  stock.  BNY  Capital  Markets  also  noted  that  Brynwood  has represented to BNY Capital  Markets and to the Special  Committee that it has no intention of selling any shares.  Accordingly,  neither BNY Capital  Markets nor the Special Committee  solicited,  nor was BNY Capital Markets asked to solicit, third party acquisition interest in Lincoln Snacks or its assets in liquidation.
BNY Capital Markets assumed that the  representations and warranties made in the
Merger  Agreement  were true and that the merger will be completed in accordance with the Merger  Agreement.  The Opinion was  necessarily  based upon  financial market,  economic and other  conditions,  and information  made available to BNY
Capital  Markets,  as they existed on, and could be evaluated as of, the date of such Opinion.

         In connection  with  preparing  and rendering the Opinion,  BNY Capital
Markets  performed a variety of valuation,  financial and comparative  analyses.
BNY Capital Markets made numerous assumptions with respect to Lincoln Snacks, as well  as to  industry  performance,  general  business,  financial,  market  and economic conditions and other matters,  which,  though considered  reasonable by
BNY Capital Markets, are inherently subject to significant  business,  economic, regulatory and competitive  uncertainties and  contingencies,  many of which are beyond the control of Lincoln Snacks and BNY Capital  Markets and are subject to change.

         The summary of such analyses,  as set forth below,  does not purport to
be  a  complete   description  of  the  analyses  underlying  the  Opinion.  The preparation  of a fairness  opinion is a complex  analytical  process  involving various  determinations  as to the most  appropriate  and  relevant  methods  of financial  analysis  and the  application  of those  methods  to the  particular
circumstances  at  hand.   Accordingly,   a  fairness  opinion  is  not  readily
susceptible  to summary  description.  BNY  Capital  Markets  believes  that its analyses  must be  considered  as a whole  and that  selecting  portions  of its analyses and the factors considered by it, without  considering all analyses and factors,  could  create  an  incomplete  view of the  processes  underlying  the analysis  conducted by BNY Capital  Markets and the Opinion.  The analyses which
BNY Capital Markets performed are not necessarily indicative of actual values or actual future results,  which may be  significantly  more or less favorable than suggested by the analyses.  The analyses are not appraisals and the estimates of values of companies do not reflect the prices at which a company might  actually be sold or the prices at which any  securities  may trade at the present time or at any time in the future. Accordingly, such estimates are inherently subject to substantial uncertainties.

         Historical Stock Price Analysis

         BNY Capital Markets reviewed the historical  closing prices for Lincoln
Snacks'  common  stock.  Over the twelve  months  ended July 27,  2001,  Lincoln
Snacks' common stock traded between a high of $3.10 on May 16, 2001 and a low of
$1.50 on December  26,  2000.  BNY Capital  Markets  also noted that the Lincoln
Snacks'  common  stock  traded at $3.15 on July 31,  2001.  BNY Capital  Markets observed that Lincoln  Snacks'  common stock does not trade on all trading days, and volume of trading transactions is relatively low.

         Comparable Transaction Analysis

         BNY  Capital  Markets  reviewed  certain  publicly-available  financial information related to three merger and acquisition transactions involving snack food  companies  completed  over the prior five  years that it deemed  generally comparable to Lincoln  Snacks.  For each of the  comparative  transactions,  BNY
Capital Markets reviewed certain  publicly-available  financial  information for the acquired  companies  including revenue and earnings before interest,  taxes, depreciation and amortization ("EBITDA"),  as adjusted for certain extraordinary and non-recurring items.

         These transactions were selected by screening transactions in which the target had a primary  SIC code of 2052  (cookies  and  crackers),  2064 (candy &
other confectionary products), 2066 (chocolate and cocoa products), 2068 (salted and roasted nuts & seeds) or 2096 (potato  chips).  Transactions  were  screened

                                      -14-

further to eliminate  transactions in which the target had sales of greater than
$500 million,  the target  exhibited  significant  differences  in  distribution channels from those of Lincoln Snacks (such as a significant  retail  presence), the target had significant  differences in product focus, or for transactions in which valuation data were  unavailable.  The targets in the ultimately  selected transactions were Delicious Brands,  Inc.,  Lincoln Snacks  (Brynwood's  initial purchase of Lincoln Snacks shares) and Wortz Company.

         No transaction used in the comparative  transaction analyses summarized above  is  identical  to  the  merger  contemplated  by  the  Merger  Agreement.
Accordingly, any analysis of the fairness of the consideration to be received by the  holders of Lincoln  Snacks'  common  stock in the merger  involves  complex considerations and judgments  concerning  differences in the potential financial and operating  characteristics of the comparative transactions and other factors in relation to the acquisition values of the comparative companies.  BNY Capital
Markets  noted  that  of  the  three  comparative  transactions,   none  of  the
comparative  companies was truly  comparable to Lincoln Snacks,  in that many of their  products  and  services  did not overlap  with those  provided by Lincoln
Snacks or general operating or financial  performance of the acquisition targets at the time of acquisition was not similar to that of Lincoln Snacks at the time of the Merger Agreement.  Accordingly, BNY Capital Markets excluded its analysis of comparable transactions in reaching its valuation conclusions.

         BNY Capital Markets then compared the total enterprise value to revenue and EBITDA. Total enterprise value for a given company was defined as the equity value of the announced  acquisition plus total debt assumed and preferred stock, less  cash and cash  equivalents,  plus the  value  of any  minority  stakes  in consolidated  businesses.  The results were as follows:  Delicious Brands,  Inc.
(0.6 times LTM  revenue);  Lincoln  Snacks  Company (0.4 times LTM revenue,  3.8 times LTM EBITDA) and Wortz  Company (0.6 times LTM  revenue).  The high and low multiples of LTM revenue were 0.4 and 0.6 times LTM revenue. The mean and median multiples of LTM revenue  were 0.5 and 0.6 times LTM  revenue.  The high and low multiples  of LTM EBITDA were 3.8 and 3.8 times LTM EBITDA.  The mean and median multiples of LTM EBITDA were 3.8 and 3.8 times LTM EBITDA.

         Comparable Company Analysis

         BNY Capital  Markets  compared  certain ratios and multiples of Lincoln
Snacks to the  corresponding  ratios and  multiples  of certain  publicly-traded companies that BNY Capital Markets  considered to have operations similar to the operations of Lincoln Snacks (the "Comparable Companies").

         The  Comparable  Companies  were selected by screening  publicly-traded companies  that have a primary SIC code of 2052  (cookies  and  crackers),  2064
(candy & other  confectionary  products),  2066 (chocolate and cocoa  products),
2068  (salted and roasted nuts & seeds) or 2096 (potato  chips).  The  companies were screened further to eliminate  companies which had a total enterprise value of greater than $500 million,  significant  differences in distribution channels from  those  of  Lincoln  Snacks  (such as a  significant  retail  presence)  or significant differences in product focus.

         The Comparable  Companies for Lincoln Snacks included Lance,  Inc., J&J
Snack Foods Corp., John B. Sanfilippo & Son, Inc., Poore Brothers,  Inc., Golden
Enterprises,  Inc.,  and Sherwood  Brands,  Inc. The  multiples  and ratios were calculated  based on  publicly  available  financial  information  and  research reports,  and were adjusted for certain  extraordinary and non-recurring  items.
BNY Capital Markets compared the total  enterprise value to revenue,  EBITDA and earnings before interest and taxes ("EBIT").  Total enterprise value for a given company was  defined as the equity  market  value plus total debt and  preferred stock, less cash and cash equivalents,  plus the value of any minority stakes in consolidated  businesses.  BNY Capital Markets also compared the current trading price of  publicly-traded  stock to per share  earnings  from the  prior  twelve months, and expected earnings for the twelve-month  period ending June 2002. All multiples were based on closing prices as of July 27, 2001.

                                      -15-

         BNY Capital  Markets also noted that a portion of Lincoln  Snacks' cash balance may be additive to the per share value of Lincoln  Snacks' common stock.
BNY Capital Markets  analyzed  estimated  monthly  financial  statements for the fiscal year ended June 30, 2001, and monthly  budgets for the fiscal year ending
June 30, 2002, to determine the cash amount that may be deemed excess cash.  BNY
Capital  Markets  added the excess cash  component to values  determined  by the application of the multiples to Lincoln Snacks' results.

         The multiples of total enterprise value / LTM revenue, total enterprise value / LTM EBIT, total enterprise value / LTM EBITDA,  Price / LTM Earnings and
Price / June 2002 Earnings (where  available) were calculated for the comparable companies:  Lance, Inc. (total  enterprise value of 0.8 times LTM revenue,  11.9 times LTM EBIT and 6.7 times LTM EBITDA;  and a price of 18.3 times LTM earnings and 13.9 times June 2002  earnings),  J&J Snack  Foods Corp.  (total  enterprise value of 0.7 times LTM  revenue,  14.9 times LTM EBIT and 7.3 times LTM  EBITDA;
and a price of 23.5 times LTM earnings),  John B.  Sanfilippo & Son, Inc. (total enterprise value of 0.4 times LTM revenue,  7.3 times LTM EBIT and 5.2 times LTM
EBITDA; and a price of 6.3 times LTM earnings and 5.7 times June 2002 earnings),
Poore Brothers,  Inc.  (total  enterprise  value of 1.6 times LTM revenue,  14.8 times  LTM  EBIT and 10.8  times  LTM  EBITDA;  and a price  of 17.1  times  LTM earnings),  Golden  Enterprises,  Inc. (total  enterprise value of 0.5 times LTM revenue, 10.4 times LTM EBIT and 6.9 times LTM EBITDA; and a price of 15.4 times
LTM earnings) and Sherwood Brands, Inc. (total enterprise value of 0.3 times LTM revenue,  5.4 times LTM EBIT and 5.0 times LTM EBITDA;  and a price of 8.5 times
LTM earnings).  Total enterprise value/LTM revenue ranged from 0.3 to 1.6 times, with a mean of 0.7 times and a median of 0.5 times LTM revenue. Total enterprise value/LTM  EBIT ranged  from 5.4 to 14.8 times,  with a mean of 10.8 times and a median of 10.4 times LTM EBIT. Total enterprise value/LTM EBITDA ranged from 5.0 to 10.8  times,  with a mean of 7.0 times and a median of 6.8 times LTM  EBITDA.
Price/LTM  earnings ranged from 6.3 to 23.5 times, with a mean of 14.9 times and a median of 16.3 times LTM earnings.  Price/ June 2002 expected  earnings ranged from 5.7 to 13.9 times,  with a mean of 9.8 times and a median of 9.8 times June
2002 expected earnings.

         BNY Capital Markets noted that the  consideration to be received by the stockholders  of  Lincoln  Snacks  other  than  Brynwood  was  greater  than the consideration  implied by the  application  of the multiples of the  comparative companies plus the excess cash and, therefore,  that these analyses of multiples supported  a fairness  determination  concerning  the  merger.  Excess  cash was calculated  as the  amount  of cash on the  balance  sheet  at the time at which working capital is greatest. This is projected to occur in October of 2001, when the cash  balance  is  budgeted  to be $3.56  million,  which was  rounded to $4 million. This approach was necessary to accurately take into account seasonality and fluctuations in working capital inherent in Lincoln Snacks' business. Excess cash was deemed to be  additive  to the value of Lincoln  Snacks  because of its debt-free capital structure

         The per share values of Lincoln  Snacks'  common  stock  implied by the application of the median comparable company multiples, plus the excess cash per share of $0.44 as calculated by BNY Capital Markets, ranged from $1.47 to $2.77.
BNY Capital  Markets  applied a weighting of 75% to the valuation range computed by the comparative company analysis in its valuation of Lincoln Snacks.

         Discounted Cash Flow Analysis

         BNY  Capital   Markets   performed  a  discounted  cash  flow  analysis
(estimating  the present value of the future free cash flows for Lincoln Snacks'
business  plus the present  value of the  terminal  value) as a reference to the valuation obtained from the comparative  company approach.  Due to the fact that
Lincoln  Snacks does not  prepare  budgets  for more than 12 months  ahead,  BNY
Capital  Markets  incorporated  Lincoln  Snacks'  budget  for  fiscal  2002  and developed  projected  base,  downside  and  upside  cases for the  fiscal  years
2003-2006.  These  projected cases were based on certain  assumptions  regarding revenue  growth,  margins and required  investment  for Lincoln  Snacks over the course of the projections. As with the comparative company approach, BNY Capital
Markets  added the  excess  cash to the  discounted  cash flow  approach  in its

                                      -16-

valuation.  BNY Capital Markets  focused on the base case,  which was consistent with recent historical results and the expectations of management.

         The fiscal 2002 budget prepared by Lincoln Snacks contemplates revenues of approximately  $41.7 million (estimated 9% growth from fiscal 2001 estimate), gross  profit of $18.0  million (43% gross  margin) and EBITDA of $3.1  million.
This budget was used intact for all cases of the discounted cash flow analysis.

         BNY Capital Markets made certain  assumptions  regarding Lincoln Snacks financial performance for fiscal 2003-2006.  BNY Capital Markets' base case grew revenues  at a level  consistent  with  revenues  budgeted  for fiscal  2002 (9%
revenue  growth).  The upside case grew revenues at 15% per year (a 10% increase to average  historical  revenue growth rate); the downside case  contemplated 0%
revenue growth.  The base and upside cases maintained a gross margin  consistent with fiscal 2002 budgeted  levels.  The downside case reflects a 15% increase in key raw materials (nuts and butter), which results in a decrease in gross margin to 41% from 43%.  All cases  grow the fixed  portion of SG&A  (fixed  warehouse, fixed  marketing,  selling and G&A) at 3% to reflect  inflation.  The  remaining variable  portion of SG&A is maintained as a percentage of sales (2002  budgeted level). The base and upside cases contemplated  capital expenditures of $500,000 per year (management's estimate of maintenance and capital expenditures);  while the  downside  case  forecasts  $300,000  per  year  to  reflect  lower  capital investment to maintain 0% revenue growth.  Similarly,  annual depreciation under the downside  case is  approximately  $100,000  lower than fiscal 2002  budgeted levels.  A tax rate of 40% and net operating loss  carryforwards  of $664,000 in
2002 and $539,000 in 2003 are applied under all cases (based on discussions with management).

         The discount rate for the free cash flows was determined by the Capital
Asset  Pricing  Model.  A Beta of 1.0 was used after the actual  Beta of 0.1 was deemed inappropriate,  given the limited and sporadic trading of Lincoln Snacks'
common stock.  The Capital  Asset  Pricing  Model  calculated a discount rate of approximately  15%. BNY Capital  Markets,  based on its valuation and investment banking  experienced,  determined this figure to be more  appropriate as the low end of discount  rates  given the  relatively  small size of Lincoln  Snacks and business risks outlined by management.  BNY Capital Markets  selected a range of discount rates of 15% to 25% to be more appropriate for use in a discounted cash flow analysis for Lincoln  Snacks.  A range of 5.0 to 7.5 times  projected  2006
EBITDA was used to determine the terminal  value,  which was consistent with the median comparable company multiple of 6.8 times LTM EBITDA.

         Focusing  on the base case,  the  implied  per share  values of Lincoln
Snacks  common  stock,  adjusted for excess cash,  ranged from $2.45 (with a 6.5 times  terminal  EBITDA  multiple and a 21% discount  rate) to $3.06 (with a 7.5 times terminal EBITDA multiple and a 17% discount rate).

         BNY Capital Markets noted that the  consideration to be received by the stockholders  of Lincoln  Snacks  other than  Brynwood in the merger was greater than the  consideration  implied by the  discounted  cash flow approach plus the excess cash and therefore, that this analysis supported a fairness determination concerning the merger.

         Minority Interest Transactions

         The median premiums offered in these transactions were 38%, 29% and 22%
for four weeks,  one week and one day prior to announcement,  respectively.  The premiums  offered for Lincoln Snacks' common stock are 27%, 27% and 17% for four weeks,  one week and one day prior to  announcement,  respectively.  BNY Capital
Markets  compared the premium to recent prices for Lincoln  Snacks' common stock to be paid in the merger with the median premiums paid for domestic transactions involving  a majority  shareholder  purchasing  a  remaining  minority  interest announced and closed since January 1, 2000.  BNY Capital  Markets noted that the premiums  offered  were  consistent  with  recent  minority  interest  premiums, although lower than the median.  However, the limited trading volume and lack of liquidity of Lincoln  Snacks'  common stock makes precise  determination  of the premium difficult. BNY Capital Markets further noted that while

                                      -17-

premium  analyses are an indication of value,  such analyses by themselves  were not sufficient to reach conclusions as to financial fairness.

         Conclusion

         In weighing the results of the analyses,  BNY Capital Markets applied a weighting of 75% to the  valuation  range  computed by the  comparative  company analysis in its valuation of Lincoln Snacks. The comparable company approach was relied upon most heavily  because it was based on a more full complement of data
(including that of many  comparative  companies) and did not require any further assumptions on behalf on BNY Capital Markets. The remaining weighting of 25% was reserved for the discounted  cash flow  approach,  which was performed only as a secondary  measure of Lincoln  Snacks'  value,  given that  Lincoln  Snacks only prepares a budget for one fiscal year  forward.  The lower  weighting of the DCF was due to the short  timeframe of Lincoln Snacks' budget provided by management and the requirement that BNY Capital Markets  establish  further  assumptions to complete the DCF. If projections  were available for additional  years,  the DCF might have received greater weighting.  As the comparable  transaction  approach was  excluded  from BNY  Capital  Markets'  valuation  analysis,  it received 0%
weighting.

         Based on weighting of 75% for the comparative company approach and 25%
for the DCF approach, shares of Lincoln Snacks' common stock representing a minority interest have a fair market value in the range of $1.98 to $2.84. BNY
Capital Markets noted that the consideration to be received by the stockholders of Lincoln Snacks other than Brynwood in the merger was greater than the consideration implied by the above range, and that this analysis supported a fairness determination concerning the merger. The minority interest transactions were not used directly to determine per share values of Lincoln Snacks, but rather to determine that the premium being paid was consistent with those data.

         Other

         BNY  Capital  Markets  was  engaged by Lincoln  Snacks and the  Special
Committee to act as the financial  advisor to the Special Committee based on BNY
Capital Markets'  experience and expertise.  BNY Capital Markets is a nationally recognized investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. The
Bank of New York,  an  affiliate  of BNY  Capital  Markets,  is an  investor  in
Brynwood Partners IV L.P., an affiliate of Brynwood, and has previously provided various banking and financial  services to Lincoln Snacks, for which it received customary fees.

         Pursuant to the terms of its engagement  letter dated July 3, 2001, the
Special  Committee agreed to have Lincoln Snacks pay BNY Capital Markets a total fee of $150,000 in connection with the delivery of the Opinion, to reimburse BNY
Capital  Markets  for  reasonable  out-of-pocket  expenses  (including  fees and
disbursements   of  counsel)  and  to  indemnify  BNY  Capital  Markets  against liabilities and expenses in connection with its engagement.

         During 1999 and 2000,  Lincoln Snacks paid Bank of New York $15,236 and
$49,489,  respectively,  for fees relating to its revolving credit agreement. In addition,  Brynwood and certain of its affiliates paid Bank of New York $777,609 and  $923,054  during  1999  and  2000,  respectively,  for  interest  on  loans outstanding and other fees.

                               THE SPECIAL MEETING

General

                                      -18-

         This  Proxy  Statement  is being  furnished  by  Lincoln  Snacks to its stockholders  in  connection  with the  solicitation  of proxies by the board of directors of Lincoln Snacks for use at the Special  Meeting to be held onOctober
[___], 2001, and any adjournment or adjournments  thereof,  to consider and vote upon:

          1.   a proposal to approve the Merger Agreement; and

          2.   such other  business  as may  properly  come  before the  Special
               Meeting or any adjournment or adjournments thereof.

Proxies and Voting

         We want  all  stockholders'  votes  to be  represented  at the  Special
Meeting  either in person or by proxy.  Each proxy will be voted as  directed by the  stockholder.  Signed proxies that are returned and do not contain  contrary instructions will be voted FOR approval of the Merger Agreement.

         A proxy  may be  revoked  at any  time  before  such  proxy is voted by delivering a written notice of revocation to the Secretary of Lincoln Snacks, by delivering  an executed  proxy  bearing a later date to the Secretary of Lincoln
Snacks, by following the instructions on the enclosed form of proxy with respect to votes cast by telephone or by appearing at the Special  Meeting and voting in person.

         Each share of Lincoln  Snacks' common stock entitles the holder thereof to one vote on the  proposal to approve the Merger  Agreement  and on each other item of business  properly  presented  at the Special  Meeting.  At the close of business on August 17, 2001, the record date for  determining  the  stockholders entitled to notice of, and to vote at, the Special Meeting, there were 8,572,565 shares of Lincoln Snacks' common stock issued and outstanding and entitled to be voted at the Special  Meeting.  Of these  shares,  Brynwood  owns  7,695,479 (or
89.8%).  Approval of the Merger  Agreement  requires the affirmative vote of the holders of a majority of the shares entitled to vote at the Special Meeting.

         The vote required to approve the Merger Agreement is based on the total number of votes entitled to be cast on the proposal.  Broker nonvotes occur when a broker  nominee  does not vote on a matter  at a  meeting  because  it has not received  instructions  from  the  beneficial  owner  to vote  and does not have discretionary authority to vote on such matter. Failures to vote, abstentions or broker  nonvotes  with respect to the  proposal to approve the Merger  Agreement will have the same effect as a vote AGAINST that proposal.

         In addition to  solicitation by mail,  directors,  officers and certain management  employees of Lincoln Snacks may solicit proxies from Lincoln Snacks'
stockholders,  either  personally  or by  telephone,  telegraph or other form of communication.  Such persons will receive no  additional  compensation  for such services.

         Because it owns 89.8% of the Lincoln  Snacks'  common stock entitled to vote at the  Special  Meeting,  Brynwood  will  have the power  acting  alone to approve the Merger Agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth  certain  information  as of August 17, 2001 regarding the beneficial  ownership of Lincoln  Snacks' common stock by (i) each person known by Lincoln  Snacks to own  beneficially  more than 5% of the issued and outstanding shares,  (ii) each director,  (iii) each named executive officer
(as defined in applicable SEC  regulations) and (iv) all directors and executive officers as a group.

Name and Address of Beneficial Owner     Number of Shares (1) Percentage (2)

5% Stockholders

                                      -19-

Brynwood Partners III L.P. (3)                     7,695,479          89.8%
2 Soundview Drive
Greenwich, Connecticut 06830

Directors
Hendrik J. Hartong, Jr.                            7,695,479 (3)      89.8%
John T. Gray                                       7,695,479 (3)      89.8%
Ian B. MacTaggart                                     35,000 (4)          *
C. Alan MacDonald                                     40,000 (5)          *
Hendrik J. Hartong III                               250,000 (6)       2.8%
Robert Zwartendijk                                    25,000 (7)          *

Named Executive Officers
Hendrik J. Hartong III                               250,000 (6)       2.8%
David D. Clarke                                       97,000 (8)       1.1%
Joanne W. Prier                                       24,000 (9)          *
Directors and Executive Officers as a Group        8,166,479 (10)     90.4%
(8 persons)

*        Less than 1%

(1)      Unless otherwise indicated,  each of the parties listed has sole voting and  investment  power  over the shares of Lincoln  Snacks  owned.  The number of shares listed  includes,  in each case,  the number of shares issuable upon exercise of outstanding  stock options to the extent that such options are exercisable within 60 days of August 17, 2001.

(2)      Based on 8,572,565 shares issued and outstanding on August 17, 2001. In addition,  treated as  outstanding  for the  purpose of  computing  the percentage ownership of each director, each named executive officer and all directors and executive  officers as a group are shares issuable to such  individual or group upon exercise of options to purchase  Lincoln
         Snacks' common stock that are exercisable  within 60 days of August 17,
         2001.

(3)      Consists of 7,695,479  shares owned by Brynwood.  Mr. Hartong,  Jr. and
         Mr. Gray are general  partners of Brynwood  Management III L.P.,  which serves as general  partner of Brynwood  Partners III L.P. Mr.  Hartong,
         Jr. and Mr.  Gray share  voting  and  investment  power over the shares owned of record by Brynwood.

(4)      Consists of 35,000 shares issuable upon exercise of options to purchase
         Lincoln Snacks' common stock.

(5)      Consists of 5,000  shares  held by Mr.  MacDonald  directly  and 35,000 shares  issuable upon exercise of options to purchase  Lincoln  Snacks'
         common stock.

(6)      Consists  of  250,000  shares  issuable  upon  exercise  of  options to purchase  Lincoln Snacks' common stock,  including  options to purchase
         30,000  shares  which become  exercisable  within 60 days of August 17,
         2001.

                                      -20-

(7)      Consists of 25,000 shares issuable upon exercise of options to purchase
         Lincoln Snacks' common stock.

(8)      Consists of 97,000 shares issuable upon exercise of options to purchase
         Lincoln  Snacks'  common stock,  including  options to purchase  12,000 shares which become exercisable within 60 days of August 17, 2001.

(9)      Consists of 24,000 shares issuable upon exercise of options to purchase
         Lincoln  Snacks'  common stock,  including  options to purchase  12,000 shares which become exercisable within 60 days of August 17, 2001.

(10)     Includes  466,000 shares  issuable upon exercise of options to purchase
         Lincoln  Snacks'  common stock,  including  options to purchase  54,000 shares which become  exercisable  within 60 days of August 17, 2001 and
         7,695,479 shares owned by Brynwood.

                                      -21-

                              THE MERGER AGREEMENT

         The  following  information  relating to the merger is a summary and is qualified by reference to the more detailed information contained in the rest of this Proxy  Statement and the information in the Annexes to this Proxy Statement and the documents incorporated into this Proxy Statement by reference. A copy of the  Merger  Agreement  is  set  forth  in  ANNEX  A to  this  Proxy  Statement.
Stockholders of Lincoln Snacks are urged to read the Merger Agreement carefully.

General Description

         The  Merger  Agreement  provides  that,  at the  effective  time of the merger,  Lincoln  Acquisition  will be merged into Lincoln Snacks,  with Lincoln
Snacks as the  surviving  corporation.  The separate  identity and  existence of
Lincoln  Snacks  will cease upon  consummation  of the merger and all  property, rights,  powers and franchises of each of Lincoln Snacks and Lincoln Acquisition will vest in Lincoln  Snacks as the  surviving  corporation.  After the  merger,
Lincoln Snacks will be wholly owned by Brynwood, and the stockholders of Lincoln
Snacks other than Brynwood will retain no continuing  interest in Lincoln Snacks
(other than the right to receive  payment of cash in accordance  with the Merger
Agreement or to exercise  appraisal  rights under Delaware law, if  applicable).
Following the merger, Brynwood's interest in the net book value and net earnings of Lincoln Snacks would be 100%. See the financial  statements of Lincoln Snacks included in Annex C and Annex D hereto.

Consideration

         At the  effective  time of the  merger,  each share of Lincoln  Snacks'
common stock  outstanding  immediately  prior to the effective time,  except for shares owned by Brynwood and shares,  if any, as to which appraisal rights under
Delaware law are perfected and  preserved,  will be converted  into the right to receive $3.50 in cash. The shares of Lincoln  Acquisition will be converted into a  number  of  shares  of  common  stock  of  Lincoln  Snacks  as the  surviving corporation  equal  to  the  sum of the  number  of  shares  of  Lincoln  Snacks outstanding  immediately  before the effective time of the merger and the number of shares subject to options to purchase  Lincoln  Snacks' common stock that are surrendered as provided in the Merger Agreement. If all of the shares of Lincoln
Snacks'  Common Stock  outstanding  on the record date and not owned by Brynwood are converted into cash in the merger  approximately  $4,000,000 in cash will be paid upon consummation of the merger.

Lincoln Snacks' Stock Options

         Any options that are not exercised by the effective  time of the merger will remain  outstanding as options to purchase shares of Lincoln Snacks, as the surviving  corporation,  in accordance with their terms.  Certain  directors and executive  officers of Lincoln  Snacks hold  options  which will be eligible for surrender.  See  "INTERESTS OF CERTAIN  PERSONS IN THE MERGER - Lincoln  Snacks'
Stock Options."

         After the effective time of the merger,  there will be no public market for the Lincoln Snacks' common stock. In recognition that any shares  thereafter acquired by option  holders upon exercise of options  which are not  surrendered prior  to the  effective  time of the  merger  or  which  are not  eligible  for surrender  would be illiquid and subject to substantial  restrictions on resale,
Lincoln Snacks  anticipates that it will develop a program which would allow the holders of such options  (other than its directors  and  executive  officers) to realize the value of their options in cash.

Conditions to the Merger

         The obligations of Lincoln Snacks,  Brynwood and Lincoln Acquisition to
consummate the merger are subject to  satisfaction of certain  conditions.  Such conditions are:

                                      -22-

         o        no  temporary  restraining  order,  preliminary  or  permanent injunction or other court order or legal restraint  preventing consummation  of the merger is in effect,  no  litigation by a governmental  entity  seeking  any of the  foregoing  has been commenced  and no statute,  rule,  regulation  or order making consummation of the merger illegal has been enacted,  entered, enforced or deemed applicable to the merger; and

         o        the  stockholders  of Lincoln  Snacks have approved the Merger
                  Agreement by the necessary vote.

         The  obligations of Brynwood and Lincoln  Acquisition to consummate the merger  are  subject to the  satisfaction  or waiver of  additional  conditions, including:

         o        the continued accuracy of the  representations  and warranties of Lincoln Snacks made in the Merger Agreement;

         o        the performance by Lincoln Snacks in all material  respects of its obligations under the Merger Agreement;

         o        the obtaining of material consents relating to consummation of the merger;

         o        the  absence of a  material  adverse  effect on the  business, assets, financial condition or results of operation of Lincoln
                  Snacks; and

         o        the  deposit by  Lincoln  Snacks of  sufficient  money with an
                  independent   paying  agent  to  pay  the  cash  payable  upon
                  consummation  of the  merger to the  stockholders  of  Lincoln
                  Snacks.

         The obligation of Lincoln Snacks to consummate the merger is subject to the satisfaction or waiver of additional conditions, including:

         o        the continued accuracy of the  representations  and warranties of  Brynwood  and  Lincoln  Acquisition  made  in  the  Merger
                  Agreement;

         o        the  performance  by Brynwood and Lincoln  Acquisition  in all material  respects  of  their  obligations  under  the  Merger
                  Agreement; and

         o        the obtaining of material consents relating to consummation of the merger.

         While  Lincoln  Snacks  has  not  yet  deposited  any  funds  with  the independent  paying agent, it has sufficient cash on hand to meet this condition without the need to borrow funds for such purpose.

Conduct of Business Pending the Merger

         During the period prior to the  effective  time of the merger,  Lincoln
Snacks  is  required  to  conduct  its  business  only  in the  ordinary  course consistent with past practices,  unless Brynwood  otherwise agrees.  During this period,  Lincoln  Snacks has also agreed to use its  reasonable  best efforts to preserve intact its business organization, to keep available the services of its present  officers and key employees,  to preserve the goodwill of its customers, suppliers and other persons  having a business  relationship  with it and to pay its obligations to creditors in the ordinary course of business  consistent with past practices.

Representations and Warranties

         The Merger Agreement contains customary  representations and warranties by Lincoln Snacks. The representations by Lincoln Snacks include representations as to:

                                      -23-

          o    its organization and qualification;

          o    its authority relating to the Merger Agreement;

          o    the accuracy of its periodic  reports  filed with the  Securities and Exchange Commission;

          o    the absence of material adverse changes,  undisclosed liabilities and litigation;

          o    the  accuracy of the  information  provided by it for use in this
               Proxy  Statement and the compliance of this Proxy  Statement with applicable law and regulations; and

          o    its use of BNY Capital Markets as its financial advisor.

         The Merger Agreement contains customary representations and warranties by Brynwood and Lincoln Acquisition. The representations by Brynwood and Lincoln
Acquisition include representations as to:

          o    their organization and qualification;

          o    their authority relating to the Merger Agreement; and

          o    the accuracy of the information  provided by them for use in this
               Proxy Statement.

Conversion of Certificates

         At the effective time,  holders of certificates  formerly  representing shares of Lincoln Snacks' common stock (other than  certificates held by Lincoln
Snacks'  stockholders who have exercised appraisal rights under Delaware law and other  than  Brynwood)  will  cease  to  have  any  rights  as  Lincoln  Snacks'
stockholders,  and their certificates  automatically will represent the right to receive the $3.50 per share into which their  shares of Lincoln  Snacks'  common stock will have been converted in the merger.  Promptly after the effective time of the merger,  Lincoln  Snacks (as the  corporation  surviving the merger) will instruct the payment  agent  selected by it to send written  instructions  and a letter of transmittal  to each holder of record of Lincoln  Snacks' common stock
(other than holders who have  exercised  appraisal  rights under  Delaware law), indicating the method for exchanging such holder's stock  certificates for cash.
Holders of Lincoln  Snacks'  common stock should not send in their  certificates until they receive instructions from the payment agent.

         Holders of outstanding  certificates  for Lincoln Snacks' common stock, upon  proper  surrender  of such  certificates  to the  payment  agent,  will be entitled to receive cash in an amount equal to $3.50 per share multiplied by the number of shares of Lincoln Snacks' common stock  previously  represented by the surrendered  certificates  (after giving effect to any required tax withholding)
without interest.

Effective Time; Amendments; Termination

         The closing of the merger will occur as promptly as  practicable  after the  satisfaction  or waiver of the  conditions  to the merger  specified in the
Merger  Agreement.  The  effective  time of the  merger  will be the  time  when appropriate  documents are filed with the Secretary of State of Delaware (unless a later time is specified therein). Lincoln Snacks and Brynwood currently expect that the merger will be completed promptly following the Special Meeting.

         The Merger  Agreement may be amended by the mutual consent of Brynwood,
Lincoln  Acquisition  and Lincoln Snacks at any time prior to the effective time of the merger.  However,  after approval of the Merger  Agreement at the Special
Meeting, no amendment can be made which requires further approval by the Lincoln
Snacks' stockholders without such further approval.

                                      -24-

         The Merger Agreement may be terminated:

          o    by the mutual consent of Lincoln Snacks and Brynwood;

          o    by  either  Lincoln  Snacks  or  Brynwood  if the  merger  is not consummated  by December  31, 2001 unless the failure to close is due to the failure of the party  seeking to  terminate to fulfill any of its obligations under the Merger Agreement; or

          o    by Lincoln  Snacks or Brynwood if a vote of the  stockholders  of
               Lincoln  Snacks to approve the Merger  Agreement is taken and the stockholders  of  Lincoln  Snacks  fail  to  approve  the  Merger
               Agreement.

         Lincoln  Snacks and Brynwood are  obligated to give the other notice of any event which  could  reasonably  be expected to make any of their  respective representations  and warranties  inaccurate or of any failure to comply with any of its covenants, conditions or agreements in the Merger Agreement.

Fees and Expenses

         All fees and expenses  incurred by Lincoln Snacks,  Brynwood or Lincoln
Acquisition  in  connection  with  the  Merger  Agreement  and the  transactions contemplated  by it are to be paid by the party  incurring  such expenses if the merger  is  not  consummated.  If  the  merger  is  consummated,  the  surviving corporation will pay all such fees and expenses.

         While the  foregoing  summary of the  Merger  Agreement  describes  all provisions thereof which would be material to a stockholder of Lincoln Snacks in determining  whether  or not to vote to  approve  the  Merger  Agreement,  it is qualified in its entirety by reference to the Merger  Agreement (a copy of which is included as ANNEX A to this Proxy Statement).

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

Indemnification Rights

         The Merger  Agreement  provides  that Brynwood will cause the surviving
company  to  honor  Lincoln  Snacks'   obligations   under  its  certificate  of
incorporation,  bylaws or any  indemnification  agreement  of Lincoln  Snacks in effect on the date of the Merger Agreement.  These obligations cover any acts or omissions occurring at or prior to the effective time of the merger. The persons who must be indemnified in accordance with these provisions  include present and former  directors,  officers and employees of Lincoln Snacks.  The obligation to indemnify requires indemnification  (including  indemnification for expenses) to
the  fullest  extent   permitted  under   applicable  law  and  Lincoln  Snacks'
certificate of incorporation and bylaws. In the event of a merger, consolidation or sale of all or  substantially  all of the  assets of  Lincoln  Snacks (as the company  surviving the merger),  provision must be made so that Lincoln  Snacks'
successors and assigns assume these indemnification obligations.

Lincoln Snacks' Stock Options

         To the extent any of the directors and executive  officers hold options which remain outstanding,  they will remain exercisable in accordance with their terms. Accordingly,  the directors and executive officers of Lincoln Snacks will have the right to acquire equity interests in Lincoln Snacks after the merger.

Rights as Partners of Brynwood

                                      -25-

         Mr.  Hartong,  Jr.  and Mr.  Gray  are  general  partners  of  Brynwood
Management III L.P., which in turn is the sole general partner of Brynwood.  Mr.
MacTaggart is an employee of Brynwood  Management  III L.P. In such  capacities,
Mr.  Hartong,  Jr., Mr. Gray and Mr.  MacTaggart  may have conflicts of interest with the stockholders of Lincoln Snacks other than Brynwood and may be deemed to have a continuing  interest in Lincoln Snacks after the merger.  Mr. Hartong III is the son of Mr. Hartong, Jr.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         The  following  is  a  summary  of  the  material  federal  income  tax consequences  of the merger to holders  whose shares of Lincoln  Snacks'  common stock are converted to cash in the merger (including pursuant to the exercise of dissenter's rights). The discussion applies only to holders of shares of Lincoln
Snacks'  common stock who hold the shares as capital assets and may not apply to shares of Lincoln  Snacks'  common  stock  received  pursuant to the exercise of employee stock options or otherwise as  compensation  or to holders of shares of
Lincoln  Snacks'  common  stock  who are in  special  tax  situations  (such  as insurance companies, tax-exempt organizations or non U.S. persons).

         The  federal  income tax  consequences  set forth  below are based upon current law. Because individual circumstances may differ, each holder of Lincoln
Snacks'  common stock should  consult such holder's own tax advisor to determine the  applicability  of the rules  discussed  below to such  stockholder  and the particular tax effects of the merger,  including the  application  and effect of foreign, state, local and other income and other tax laws.

         The receipt of cash for Lincoln  Snacks'  common stock  pursuant to the merger  (including  pursuant to the  exercise  of  appraisal  rights)  will be a taxable  transaction  for federal income tax purposes (and also may be a taxable transaction under applicable  foreign,  state,  local and other income and other tax laws).  In general,  for federal  income tax  purposes,  a holder of Lincoln
Snacks' common stock will recognize gain or loss equal to the difference between its  adjusted  tax basis in the shares  converted  to cash in the merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of shares of Lincoln  Snacks'  common stock (i.e.,  shares of Lincoln
Snacks'  common  stock  acquired  at the  same  cost  in a  single  transaction)
converted  into cash in the  merger.  Such gain or loss will be capital  gain or loss  and  will be  long-term  gain or loss  if,  on the  date of sale  (or,  if applicable,  the date of the merger), the shares of Lincoln Snacks' common stock were  held for more than one  year.  With  respect  to  stockholders  exercising appraisal  rights,  amounts,  if any, which are or are deemed to be interest for federal income tax purposes will be taxed as ordinary income.

         Payments  in  connection  with the  merger  may be  subject  to "backup withholding"  at a rate  of  31%.  Backup  withholding  generally  applies  if a stockholder:

          o    fails to furnish to the payment  agent the  stockholder's  social security number or taxpayer identification number;

          o    furnishes an incorrect tax identification number;

          o    fails  properly  to include a  reportable  interest  or  dividend payment on such stockholder's federal income tax return; or

          o    under  certain  circumstances,   fails  to  provide  a  certified
               statement,  signed  under  penalties  of  perjury,  that  the tax identification  number  provided  is such  stockholder's  correct number  and  that  such  stockholder  is not  subject  to  backup withholding.

         Backup  withholding  is not an  additional  tax but  merely an  advance payment,  which may be  refunded to the extent it results in an  overpayment  of
tax.   Certain   persons   generally  are  entitled  to  exemption

                                      -26-

from backup  withholding,  including  corporations  and financial  institutions.
Certain  penalties  apply for  failure to furnish  correct  information  and for failure to  include  reportable  payments  in income.  Each  stockholder  should consult  with  such  stockholder's  own  tax  advisor  as to  qualification  for
exemption  from  backup   withholding  and  the  procedure  for  obtaining  such
exemption.

         There  will be no  federal  income  tax  consequences  of the merger to either Brynwood,  Lincoln Acquisition or the directors and executive officers of
Brynwood except to the extent that any of such directors and executive  officers individually own shares of Lincoln Snacks' common stock which are converted into the right to receive cash in the merger.  The federal income tax consequences to any director or executive  officer owning Lincoln Snacks' common stock converted in the  merger  will be the  same as the  consequences  described  above  to the holders of Lincoln Snacks' common stock generally.

                                APPRAISAL RIGHTS

         Under Delaware law,  stockholders  owning Lincoln  Snacks' common stock are  entitled  to exercise  appraisal  rights and to receive  cash from  Lincoln
Snacks as the  surviving  corporation  of the merger  equal to the fair value of such stockholder's shares of Lincoln Snacks' common stock.

         Pursuant to Section 262 of the Delaware General Corporation Law (a copy of which is  attached  hereto as ANNEX E), a holder of  Lincoln  Snacks'  common stock who complies with the statutory  provisions thereof will be entitled to an appraisal  by the  Delaware  Court of  Chancery of the fair value of its Lincoln
Snacks'  common  stock  and to  receive  payment  of such  amount in lieu of the consideration  provided for in the Merger Agreement.  Such amount may be more or less than the cash provided for in the Merger  Agreement.  Any holder of Lincoln
Snacks' common stock desiring to exercise  appraisal  rights should refer to the statute in its entirety and should  consult with legal  counsel  prior to taking action  to  ensure  that  such  holder  complies  strictly  with the  applicable statutory provisions.

         To exercise  appraisal rights, a holder of Lincoln Snacks' common stock must:

          o    hold Lincoln  Snacks' common stock on the date of the making of a demand for payment for appraisal of such shares and  continuously hold such shares through the effective time of the Merger;

          o    before  the  taking  of  the  vote  on  approval  of  the  Merger
               Agreement,  deliver  to  Lincoln  Snacks  written  demand for the appraisal of its shares;

          o    not vote in favor of the Merger Agreement; and

          o    make a demand to Lincoln  Snacks for  appraisal of such shares in writing  within  twenty  days  after the  mailing  of a notice by
               Lincoln  Snacks to such holder,  which  notice by Lincoln  Snacks will  state the  effective  time of the  merger,  that  appraisal rights are available and be  accompanied by a copy of Section 262 of the Delaware General Corporation Law.

         While a failure to vote against  approval of the Merger  Agreement will not be a waiver of a stockholder's  appraisal rights, a vote against approval of the Merger  Agreement will not be deemed to satisfy the notice  requirements  of
Delaware law.

                             SELECTED FINANCIAL DATA

         The following table sets forth certain selected  financial  information for Lincoln Snacks for the fiscal years ended June 30, 1996,  1997,  1998,  1999 and 2000 and for the nine months ended March 31, 2000 and

                                      -27-

2001.  The  information  should  be  read  in  conjunction  with  the  financial statements of Lincoln Snacks,  including the respective  notes thereto,  and the other documents  incorporated herein by reference.  See "WHERE YOU CAN FIND MORE
INFORMATION."

                                      -28-

                                       Lincoln Snacks Company

                                       Selected Financial Data
                                (In thousands, except per share data)

                      12 Months    12 Months   12 Months   12 Months   12 Months        9 Months   9 Months
                        Ended        Ended       Ended       Ended       Ended            Ended      Ended
                       June 30,     June 30,    June 30,    June 30,    June 30,        March 31,  March 31,
                         1996         1997        1998        1999        2000            2000       2001
Statement of                                   (audited)                                    (unaudited)
Operations Data:
Net sales             $23,846      $23,102    $24,278      $27,081       $29,703         $23,729    $29,932
                                                   (1)          (1)
Gross profit            6,621        7,576      8,872        9,167        11,174           9,028     13,140
                                                   (1)          (1)
Income (loss) from        897        1,609    1,668         (1,412)        1,041             963      1,960
operations                                      (2)(3)       (4)(5)
Net income (loss)         511        1,443      1,667       (1,378)        1,072             944      2,053
                                                (2)(3)       (4)(5)
Basic net income
(loss) per common
share                 $  0.08      $  0.23    $  0.26     $  (0.22)      $  0.17         $  0.15    $  0.32
Diluted net income
(loss) per common
share                    0.08         0.23       0.26        (0.22)         0.14            0.12       0.22
Weighted average
number of shares
outstanding
Basic                   6,335        6,332      6,332        6,332         6,332           6,332      6,332
Diluted                 6,335        6,332      6,342        6,332         9,987           9,988     10,119

                       June 30,     June 30,   June 30,     June 30,      June 30,      March 31,  March 31,
                         1996         1997       1998         1999          2000          2000       2001
Balance Sheet Data:                           (audited)                                     (unaudited)
Working capital       $  (237)     $ 2,042    $ 3,500      $ 8,356       $ 9,269         $ 9,273    $11,426
(deficit)
Total assets           13,979       13,290     16,073       19,753        20,901          20,901     23,522
Total long term debt      309          ---        ---        5,000         5,000           5,000      5,000
Stockholders' equity    8,506        9,949     11,616       10,238        11,310          11,183     13,387

(1)      The Planters  Distribution  Agreement  was  terminated  on December 31,
         1997.  The  financial  impact of the  termination  of the  Agreement on fiscal 1998 and fiscal  1999 versus  fiscal 1996 and fiscal 1997 was an increase in revenue  and gross  profit  which were offset by  increased selling,  distribution  and  marketing  costs.  Reference  is  made  to
         Management's Discussion and Analysis of Financial Condition and Results
         of  Operations  in Lincoln  Snacks'  Annual Report on Form 10-K for the
         fiscal year ended June 30,  2000,  a copy of which is attached as ANNEX
         C.

(2)      Amount includes a non-recurring  charge of $484,000 (or $.08 per share)
         which represents  severance and other  compensation costs in connection with  the  resignation  of the  Company's  former  Chairman  and  Chief
         Executive Officer. All amounts were paid as of June 30, 1998.

(3)      Amount  includes Net Planters Other Income of $1.4 million (or $.22 per share) which  represents  Planters  compensation of $1.9 million to the
         Company for failing to achieve certain sales levels

                                      -29-

         during the calendar  year ended  December 31, 1997 which was  partially offset by approximately $.5 million in non-recurring charges associated with initial efforts to rebuild the Fiddle Faddle brand.

(4)      Amount includes a non-recurring  charge of $287,000 (or $.05 per share)
         which represents  $177,000 of severance related to the Company's former
         President and Chief Operating Officer, $50,000 of costs incurred during the  relocation  of the  Company's  new Chief  Executive  Officer,  and
         $60,000 of severance related to former employees. All amounts were paid as of June 30, 1999.

(5)      Amount  includes a non-cash  write down of $590,000 (or $.09 per share)
         of nut division assets.

                               MARKET INFORMATION

         Lincoln  Snacks' common stock is traded on the OTC Bulletin Board under the symbol  "SNAX." The range of high and low reported  sales prices as reported by NASDAQ for fiscal  1999 and the first and second  quarters of fiscal 2000 and as  reported  by the OTC  Bulletin  Board for the third and fourth  quarters  of fiscal 2000 and 2001 were as follows:

                   Fiscal Year Ended   Fiscal Year Ended  Twelve Months Ended
                     June 30, 1999       June 30, 2000       June 30, 2001
                    High       Low      High       Low       High      Low

Quarter ended
September 30      $   2.44  $   1.09  $   2.13  $   1.03  $   2.19  $   2.00

Quarter ended
December 31 .         1.88      1.19      1.75      0.50      2.25      1.50

Quarter ended
March 31 ....         1.50      0.88      1.88      0.13      2.75      1.75

Quarter ended
June 30 .....         1.38      1.00      2.13      0.44      3.10      2.20

         The public market for the Lincoln Snacks' common stock is limited,  and the foregoing quotations should not be taken as necessarily reflective of prices which  might be  obtained  in  actual  market  transactions  or in  transactions involving substantial numbers of shares.

         On August 17,  2001,  as reported by Lincoln  Snacks'  transfer  agent, shares of Lincoln Snacks' common stock were held by [______]  persons,  based on the number of record  holders.  These record holders include several holders who are nominees for an undetermined number of beneficial owners.

         Lincoln  Snacks  has not  declared  or paid a cash  dividend  since its inception. Its present policy is to retain any earnings for use in its business.
Payment of dividends is dependent  upon the earnings and financial  condition of
Lincoln  Snacks  and  other  factors  which  its  board  of  directors  may deem appropriate.  Lincoln  Snacks does not expect to pay any dividends on its common stock prior to the effective time of the merger.

                       WHERE YOU CAN FIND MORE INFORMATION

         Lincoln  Snacks files  annual,  quarterly  and special  reports,  proxy statements and other  information  with the Securities and Exchange  Commission.
You may read  and copy any  reports,  statements  or other  information  Lincoln
Snacks files at the SEC's public reference rooms in Washington,  D.C., New York,
New

                                      -30-

York and Chicago,  Illinois.  Please call the SEC at 1-800-SEC-0330  for further information on the public reference rooms.  Lincoln Snacks' SEC filings are also available to the public from commercial  document  retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

         The SEC allows Lincoln Snacks to "incorporate by reference" information
into  this  Proxy  Statement,   which  means  that  we  can  disclose  important
information to you by referring you to another  document filed  separately  with the SEC. The information  incorporated by reference is deemed to be part of this
Proxy  Statement,  except for any  information  superseded by information in, or incorporated  by reference  into,  this Proxy  Statement.  This Proxy  Statement incorporates  by reference the documents set forth below that Lincoln Snacks has previously  filed with the SEC. These documents  contain  important  information about Lincoln Snacks and its finances.

          o    Lincoln  Snacks'  Annual  Report on Form 10-K for the fiscal year ended June 30, 2000;

          o    Lincoln  Snacks'  Quarterly  Reports on Form 10-Q for the periods ended September 30, 2000, December 31, 2000 and March 31, 2001;

          o    Lincoln   Snacks'   Proxy   Statement   dated  October  26,  2000
               distributed in connection with its Annual Meeting of Stockholders held November 30, 2000; and

          o    Lincoln  Snacks'  Current Reports on Form 8-K dated June 25, 2001 and August 2, 2001.

         Copies of  Lincoln  Snacks'  Annual  Report on Form 10-K for the fiscal year ended June 30,  2000 and its  Quarterly  Report on Form 10-Q for the period ended March 31, 2001 are attached to this Proxy Statement as ANNEXES C and D.

         A copy of the documents  incorporated  by reference but not attached to this Proxy Statement (other than certain exhibits  thereto) is available without charge to each person,  including a beneficial  owner, to whom a Proxy Statement is delivered.  A request for any such document must be made in writing or orally directed to:

                             Lincoln Snacks Company
                               30 Buxton Farm Road
                           Stamford, Connecticut 06905
                      Attention: Joanne W. Prier, Secretary

                            Telephone: (203) 329-4545

                           FORWARD LOOKING STATEMENTS

         This Proxy Statement and the other documents  incorporated by reference
contain,  in  addition  to  historical  information,   certain  forward  looking
statements regarding future financial conditions and results of operations.  The words  "expect,"  "estimate,"  "anticipate,"  "predict,"  "believe"  and similar
expressions   identify  forward  looking   statements.   These  forward  looking
statements are based on  expectations at the time they were made and are subject to a number of risks and  uncertainties.  We caution  readers  that the  factors listed  below,  among others,  sometimes  have affected and, in the future could affect,  Lincoln  Snacks'  actual  results and could cause the future results to differ  materially  from those  contained  in or  indicated  by any such forward looking  statements.  There may be additional factors not enumerated which could have a similar impact,  including factors which affect business generally,  such as economic conditions.

         These factors include:

                                      -31-

          o    Lincoln  Snacks'  business  has  historically   been  subject  to
               pronounced seasonal fluctuations;

          o    Lincoln Snacks is significantly dependent on sales to its largest customer,  Wal-Mart,  which  accounted  for  40%,  33% and 12% of
               Lincoln  Snacks'  sales for the fiscal years ended June 30, 2000,
               1999 and 1998; and

          o    The competitive nature of Lincoln Snacks' business.

                            PROPOSALS OF STOCKHOLDERS

         Lincoln Snacks will hold an Annual Meeting of Stockholders in 2001 only if the merger is not consummated  before the time of such meeting.  In order for stockholder  proposals to be eligible for  inclusion  in Lincoln  Snacks'  proxy statement for the 2001 Annual Meeting of Stockholders, if one is held, they must have been  received by Lincoln  Snacks at its principal  office,  30 Buxton Farm
Road,  Stamford,  Connecticut 06905, by June 28, 2001. Since no such stockholder proposals  were received by that date, no  stockholder  proposal is eligible for inclusion in the proxy  statement for the 2001 Annual  Meeting of  Stockholders, should one be held.

         If any  stockholder  proposes  to make any  proposal at the 2001 Annual
Meeting of Stockholders,  if one is held, which proposal will not be included in
Lincoln Snacks' proxy  statement for such meeting,  such proposal must have been received by  September  11, 2001 to be  considered  timely for  purposes of Rule
14a-4(c)  under  the  Securities  Exchange  Act  of  1934.  The  form  of  proxy distributed  by the  board  of  directors  for  any  such  meeting  will  confer discretionary  authority to vote on any such proposal not received by such date.
If any such  proposal  is  received by such date,  the proxy  statement  for the meeting will provide  advice on the nature of the matter and how Lincoln  Snacks intends to exercise its discretion to vote on each such matter.

                                  OTHER MATTERS

         As of the date of this  Proxy  Statement,  the  board of  directors  of
Lincoln Snacks knows of no matters which will be presented for  consideration at the special  meeting  other than the  proposal to approve the Merger  Agreement.
However,  if any other matters shall come before the meeting or any  adjournment thereof  and be voted  upon,  the  enclosed  proxy  shall be  deemed  to  confer discretionary  authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters. The enclosed proxy will not, however, be voted on any proposal to adjourn the meeting to a later date.

                                      -32-